Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	AUGUST 2, 2004

SYKES ENTERPRISES, INCORPORATED REPORTS SECOND
QUARTER 2004 FINANCIAL RESULTS

TAMPA, FL - August 2, 2004 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, today announced financial results for the second quarter of 2004, highlights of which are as follows:

•	Revenues of $113.4 million; net income of $0.03 per diluted share

•	Growing volumes offshore and U.S. site cost reductions drove Americas' operating margins sequentially higher

•	Higher call volumes and site cost reductions in EMEA supported sequential margin improvement

•	Repurchased approximately 1 million shares through authorized stock buyback program; ended quarter with $70.6 million in cash and cash equivalents

Operating Performance by Segment

Americas

On a geographic basis, revenues generated from the Company’s clients in the Americas segment, including operations in North America and offshore (Latin America, India and the Asia Pacific Rim), totaled $68.2 million, or 60.1% of total revenues, for the second quarter of 2004. This compared to revenues of $79.9 million, or 67.2% of total revenues, for the prior year period. The decline primarily reflected the continued client-migration of call volumes from the U.S. to SYKES’ offshore operations and the resulting mix-shift in revenues from the U.S. to offshore, which began in late 2003 (each offshore seat generates roughly half the dollar equivalence of a U.S. seat). Sequentially, the Americas’ revenues declined 9.3% to $68.2 million from $75.3 million. The decline primarily reflects the shift in revenues resulting from the migration of one of our largest client’s call volumes offshore, which will substantially be completed by the third quarter.

The Americas’ operating margin for the second quarter of 2004 was 6.9% compared to 11.3% in the second quarter of 2003. The second quarter operating margin included a $1.5 million pre-tax gain on the sale of a facility. The decline in the Americas’ operating margin was primarily attributable to higher costs associated with the build-out offshore related to the migration of call volumes and certain duplicative costs as the Company simultaneously ramps-down centers in the U.S. On a sequential basis, the operating margin improved to 6.9% from 4.5% in the first quarter of 2004, including facility sales in both periods. The improvement was attributable to rising call volumes offshore combined with certain reductions in U.S. site G&A expenses, as the under utilized capacity is reduced. As part of the on-going migration of call-volumes offshore, the Company continues to rationalize underutilized U.S. centers in order to improve capacity utilization and bring its costs base into line.

SYKES Enterprises, Incorporated
Corporate Headquarters:
400 North Ashley Drive
Tampa, FL USA 33602
1 • 800 • TO • SYKES
http://www.sykes.com

EMEA Operations:
599 Calder Road
Edinburgh EH11 4GA
Scotland
+44 (0) 131 458-6500

EMEA

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region rose 15.9% to $45.2 million, representing 39.9% of SYKES’ total revenues for the second quarter of 2004 compared to $39.0 million, or 32.8%, in the prior year. EMEA revenues included approximately $0.8 million associated with the recognition of deferred revenues related to a former client. Similar to recent quarters, SYKES’ second quarter 2004 EMEA revenues experienced a $2.6 million benefit from the stronger Euro compared with the same period of the prior year. Excluding this foreign currency benefit, EMEA revenues for the second quarter of 2004 would have increased $3.6 million, reflecting an improvement in call volumes. Sequentially, EMEA revenues declined 1.2% to $45.2 million compared to $45.8 down in the first quarter of 2004. The decline was attributable to a $1.7 million sequential decline in the Euro, partially offset by a $1.1 million increase in call volumes.

The operating margin for EMEA in the second quarter of 2004 was 3.4% compared to a breakeven in the prior year period. The year-over-year margin improvement was due to the Company’s focused efforts to realign EMEA’s cost structure with current business levels. Sequentially, the EMEA operating margin improved to 3.4% from 2.5%. The higher margin was attributable to the cost reductions noted above, higher call volumes and the recognition of deferred revenues related to a former client, partially offset by approximately ($0.9) million in termination costs associated with the closure of several underutilized customer contact management centers. The center closures were completed during the second quarter of 2004.

Corporate Costs, Other Income and Taxes

Corporate costs totaled $6.6 million in the second quarter of 2004, a rise from $5.6 million in the prior year period. The increase was due to the strengthening of the management team and higher compliance costs related to Sarbanes-Oxley.

Other income for the second quarter of 2004 rose to $1.9 million compared to $0.4 million for the same period in the prior year. The year-over-year increase was primarily related to favorable translation gain on the liquidation of a foreign entity and interest income associated with a foreign income tax refund.

The second quarter 2004 tax provision reflects tax benefits for operations in tax-free jurisdictions and current quarter adjustments. In addition, a valuation allowance was created for the tax benefit of the current year U.S. tax loss. With respect to the second half of 2004, it is not practical to provide a meaningful effective tax rate percentage due to the current year U.S. valuation allowance coupled with the mix of income among international jurisdictions.

Net Income

Net income for the second quarter of 2004 totaled $1.1 million, or $0.03 per diluted share, compared to $2.6 million, or $0.06 per diluted share for the prior year quarter.

Net income for the six months ended June 30, 2004 totaled $1.3 million, or $0.03 per diluted share, compared to $2.7 million, or $0.07 per diluted share for the prior year period. Results for the six months ended June 30, 2004 included pre-tax gains of $4.3 million primarily related to the sale of two U.S. customer contact management centers and ($1.7) million in pre-tax charges associated with the closure of underutilized customer contact management centers in EMEA.

Liquidity and Capital Resources

The Company’s balance sheet at June 30, 2004 remained strong with cash and cash equivalents of $70.6 million and no outstanding debt. Approximately $61.0 million of the Company’s June 30th cash balance was held in international operations and may be subject to additional taxes if repatriated to the U.S. The Company intends to reinvest this cash into its international operations. At June 30, 2004, the Company also had $50 million available under its current credit facility.

Separately, for the three months ended June 30, 2004, the Company used approximately $1.5 million in cash flow from operations. During the second quarter of 2004, the Company repurchased approximately one million shares of stock for $6.1 million, with an average share price of $6.41. The Company has approximately 1.4 million shares remaining in its Board authorized stock repurchase program.

Business Outlook

During the third quarter of 2004, SYKES will selectively unwind certain support programs and evaluate accounts that do not meet its growth and returns criteria. Currently, these programs are in the transportation & leisure vertical and constitute approximately one percent of total annual revenues. SYKES recently announced the mutual dissolution of a customer support program in India with Delta Air Lines. Separately, the recent announcements by two leading long-distance carriers and various competitive local exchange carriers (CLEC) to essentially exit the consumer long-distance business related to the UNE-P (Unbundled Network Element Platform) ruling began impacting SYKES’ existing and new business within the telecommunications vertical.

“We expect to complete the migration of call volumes for one of our largest clients by the end of the third quarter. Even as we see improving call volumes combined with site cost reductions both offshore and in Europe, we continue to see an evolving and dynamic marketplace. Factors such as uncertainty surrounding call volumes associated with our communications clients, the unwinding of certain support programs in the transportation and leisure vertical, additional rationalization of underutilized assets, external economic events impacting interest-rate sensitive sectors, costs associated with Chairman and CEO succession and higher costs in the range of $1.5 to $2.0 million associated with Sarbanes-Oxley that are anticipated over the next two quarters are prompting us to revise our year-end 2004 business outlook,” remarked Chuck Sykes, President and Chief Executive Officer of Sykes Enterprises.

Taking the above factors into consideration, the Company anticipates the following financial results for the three months ended September 30, 2004:

•	Revenues in the range of $105 million to $110 million

•	EPS loss in the range of a ($0.10) to ($0.07) per share

•	Expected pre-tax gain of approximately $2.8 million on contact management center sale

•	Capital expenditures in the range of $5 million to $8 million

For the full-year 2004, the Company anticipates the following financial results:

•	Revenues in the range of $450 million to $460 million

•	EPS in the range of $0.01 to $0.04 per diluted share

•	Expected pre-tax gain of approximately $7.1 million on contact management center sales

•	Capital expenditures in the range of $20 million to $25 million

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, August 3, 2004 at 10:00 a.m. Eastern Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the Investors section of SYKES’ website at www.sykes.com/english/investors.asp under the heading “Investor Newsroom - Press Releases.”

About Sykes Enterprises, Incorporated

SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for SYKES’ products and services, (ii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing SYKES’ bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change, (ix) loss or addition of significant clients, (x) risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in business conditions and the economy, (xiii) SYKES’ ability to attract and retain key management personnel, (xiv) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer service centers, (xv) SYKES’ ability to further penetrate into vertically integrated markets, (xvi) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xvii) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any lawsuits, (xix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (xx) SYKES’ dependence on trends toward outsourcing, (xxi) risk of emergency interruption of technical and customer support center operations, (xxii) the existence of substantial competition, (xxiii) the early termination of contracts by clients; and (xxiv) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data) *
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2004	2003
Revenues	$113,450	$118,949
Direct salaries and related costs	(73,867)	(76,508)
General and administrative	(41,315)	(38,875)
Gain (loss) on disposal of property & equipment, net	1,394	(107)

(Loss) income from operations	(338)	3,459
Other income	1,893	408

Income before provision for income taxes	1,555	3,867
Provision for income taxes	(481)	(1,314)

Net income	$1,074	$2,553

Net income per basic share	$0.03	$0.06
Shares outstanding, basic	39,882	40,350
Net income per diluted share	$0.03	$0.06
Shares outstanding, diluted	39,998	40,424

* Certain prior year balances have been reclassified to conform to the current year’s presentation.

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data) *
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2004	2003
Revenues	$234,493	$236,235
Direct salaries and related costs	(157,256)	(153,864)
General and administrative	(82,591)	(78,782)
Gain (loss) on disposal of property & equipment, net	4,135	(175)

(Loss) income from operations	(1,219)	3,414
Other income	3,102	738

Income before provision for income taxes	1,883	4,152
Provision for income taxes	(565)	(1,411)

Net income	$1,318	$2,741

Net income per basic share	$0.03	$0.07
Shares outstanding, basic	40,045	40,365
Net income per diluted share	$0.03	$0.07
Shares outstanding, diluted	40,194	40,397

* Certain prior year balances have been reclassified to conform to the current year’s presentation.

Sykes Enterprises, Incorporated
Segment Results
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2004	2003
Revenues:
Americas	$68,235	$79,922
EMEA	45,215	39,027

Total	$113,450	$118,949

Operating Income:
Americas	$4,739	$9,007
EMEA	1,539	6

Total	$6,278	$9,013

Corporate G&A expenses	(6,616)	(5,554)
Other income	1,893	408
Provision for income taxes	(481)	(1,314)

Net income	$1,074	$2,553

	Six Months Ended
	June 30,	June 30,
	2004	2003
Revenues:
Americas	$143,496	$156,758
EMEA	90,997	79,477

Total	$234,493	$236,235

Operating Income:
Americas	$8,112	$14,408
EMEA	2,693	424

Total	$10,805	$14,832

Corporate G&A expenses	(12,024)	(11,418)
Other income	3,102	738
Provision for income taxes	(565)	(1,411)

Net income	$1,318	$2,741

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets:
Current assets	$172,414	$186,313
Property and equipment, net	102,552	107,194
Other noncurrent assets	24,810	24,668

Total assets	$299,776	$318,175

Liabilities & Shareholders’ Equity:
Current liabilities	$56,999	$67,809
Noncurrent liabilities	51,365	49,534
Shareholders’ equity	191,412	200,832

Total liabilities and shareholders’ equity	$299,776	$318,175

Sykes Enterprises, Incorporated
Supplementary Data
(Unaudited)

	Q2 2004	Q2 2003
Geographic Mix (% of Total Revenue):
Americas(1)	60.1%	67.2%
Europe, Middle East & Africa (EMEA)	39.9%	32.8%

Total:	100.0%	100.0%

(1) Includes the United States, Canada, Latin America, India and the Asia Pacific (APAC) Region. Latin America, India and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based companies.

	Q2 2004	Q2 2003	FY 2003
Vertical Industry Mix (% of Total Revenue):
Communications	30%	43%	43%
Technology / Consumer	37%	35%	33%
Financial Services	9%	6%	6%
Transportation & Leisure	7%	5%	5%
Heathcare	7%	6%	6%
Other	10%	5%	7%

Total:	100%	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2004	2003
Cash Flow From Operating Activities:
Net income	$1,074	$2,553
Depreciation and amortization	7,906	7,384
Changes in assets and liabilities and other	(10,471)	9,152

Net cash provided by (used in) operating activities	$(1,491)	$19,089

Capital expenditures	$6,104	$8,913
Cash interest paid	$54	$149
Cash taxes paid	$2,920	$2,743

	Six Months Ended
	June 30,	June 30,
	2004	2003
Cash Flow From Operating Activities:
Net income	$1,318	$2,741
Depreciation and amortization	15,807	16,246
Changes in assets and liabilities and other	(17,834)	(14,745)

Net cash provided by (used in) operating activities	$(709)	$4,242

Capital expenditures	$16,861	$12,445
Cash interest paid	$91	$291
Cash taxes paid	$5,027	$5,975